Exhibit 99.1

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www.hanabiosciences.com
        Investor & Media Contacts:
Remy Bernarda
investor.relations@hanabiosciences.com
650-228-2769

BCC Partners:
Karen L. Bergman
650-595-1509, or
Michelle Corral
415-794-8662

HANA BIOSCIENCES’ rALLy CLINICALTRIAL OF MARQIBO® MEETS RESPONSE CRITERIA TO ADVANCE TO FULL ENROLLMENT

South San Francisco, CA (September 9, 2008) - Hana Biosciences (NASDAQ: HNAB), a biopharmaceutical company focused on strengthening the foundation of cancer care, today announced that the pre-specified response criteria to proceed to full enrollment of 56 patients has been achieved in its pivotal clinical trial of Marqibo® (vincristine sulfate injection, OPTISOME™) for the treatment of adult acute lymphoblastic leukemia (ALL) in second relapse.

Five out of the first 20 patients who completed at least one cycle of weekly Marqibo treatment achieved a complete response (CR) or CR without full platelet (CRp) or neutrophil (CRi) recovery based on interim data. Of the 5 patients, 4 achieved a CR or CRp and the fifth patient achieved a CRi and underwent subsequent stem cell transplantation (SCT) prior to confirmatory bone marrow examination. In total, 3 of the 5 patients underwent potentially curative SCT following Marqibo treatment. Three of the 5 patients had extramedullary leukemia including kidney involvement. One of the patients with a CR, who had failed multiple prior therapies including high-dose dexamethasone, presented with extensive kidney involvement with leukemia and kidney failure without bone marrow relapse. His CR was achieved in the context of a brief course of oral low-dose prednisone for appetite stimulation. Although technically a protocol violation, the low-dose prednisone is not believed to have had any influence on this patient’s clinical response.

In accordance with the 2-stage trial design, at least 3 CR or CRp among the first 29 evaluable patients were required for the trial to advance to full enrollment. To date, the rALLy trial has dosed 25 patients, 5 of whom are not yet available for evaluation.

“We are thrilled by these early results in our rALLy trial, that we passed the go-no go threshold even before the half-way point in enrollment, and that Marqibo activity to date is consistent with data we have previously reported,” stated Anne Hagey, M.D., Vice President and Chief Medical Officer. “We continue to believe that Marqibo has the potential to provide a therapeutic advantage for this very sick patient population for whom there are currently no approved or standard therapies. We look forward to completing full enrollment of this trial in the first half of next year.”

“Hana’s clinical trial in relapsed ALL is targeting a patient population where treatment options are extremely limited. Marqibo’s clinical results from rALLy, as well as in previous ALL trials, suggest that it has the potential to provide a meaningful benefit to patients with this challenging disease,” said Susan O’Brien, M.D., Professor in the Leukemia Department at the University of Texas MD Anderson Cancer Center in Houston, and the principal investigator for the rALLy study.

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After Hana completes enrollment of the first 29 patients in the rALLy trial, the data will be submitted to the Independent Data Monitoring Committee (IDMC). The IDMC will examine the interim safety results of the trial and also focus on logistical issues such as accrual, retention, quality of clinical and laboratory data, and implications of results of external studies.

The primary objective of the rALLy study is to assess the efficacy and tolerability of single-agent, weekly Marqibo with dosing based on actual body surface area without dose capping. Secondary objectives include evaluation of safety, response duration, and survival. The patient population is defined as Philadelphia chromosome-negative adult patients in second relapse, or those patients who relapsed following two lines of anti-leukemia chemotherapy, including those who have previously undergone SCT. Hana expects to enroll up to 56 evaluable patients in this clinical trial and is aiming for 9 or greater complete responses (i.e., CR, CRp, or CRi). Hana has received orphan drug and fast track designations for Marqibo for the treatment of adult ALL from the U.S. Food and Drug Administration. Marqibo has also received orphan drug designation from the European Medicines Evaluation Agency in adult ALL. The rALLy trial is currently being conducted at thirty clinical sites in the U.S., Canada, Germany, Israel and the United Kingdom.

About Marqibo® (vincristine sulfate injection, OPTISOME™)

Marqibo, a novel, targeted, Optisomal formulation of vincristine, has shown promising anti-cancer activity in patients with acute lymphoblastic leukemia (ALL), non-Hodgkin’s lymphoma, Hodgkin’s disease, and melanoma in several clinical trials. Vincristine is approved by the US Food and Drug Administration as a single agent and in combination regimens for the treatment of hematologic malignancies such as lymphomas and leukemias. Vincristine, a microtubule inhibitor, kills cancer cells when they enter a very specific point in the cell cycle, and its efficacy is concentration- and exposure duration-dependent. Marqibo extends the circulation time of vincristine in the bloodstream, increases targeting of the drug to malignant cells, and enhances exposure duration at the site of the disease. Unlike regular vincristine, Marqibo is dosed based on patient body surface area without the need to limit the dose to avoid neurotoxicities.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NASDAQ: HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to strengthen the foundation of cancer care. The company is committed to creating value by building a best-in-class team, accelerating the development of lead product candidates, expanding its pipeline by being an alliance partner of choice, and nurturing a unique company culture. Further information on Hana Biosciences can be found at www.hanabiosciences.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding the expected benefit Marqibo may have for patients with ALL, the timing, progress and anticipated results of the clinical development, regulatory processes, any benefits that Hana will actually realize from orphan medicinal drug or fast-track designation, expected numbers of patients achieving CR, CRp, or CRi, and rates of patient enrollment of the rALLy trial of Marqibo. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there is no assurance that the results of the rALLy trial to date will be predictive of future results, that the rALLy trial will meet its study objectives, that Hana's development efforts relating to Marqibo will be successful, that Hana will be able to obtain regulatory approval of Marqibo, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of Marqibo in ALL or other diseases. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.